Consent of Independent Registered Public Accounting Firm

Redwood Mortgage Investors IX, LLC

San Mateo, California

We hereby consent to the use in the Supplement No. 5 to the Prospectus constituting a part of the Registration Statement on Form S-11 (File No. 333-208315) of our report dated April 2, 2018, relating to the financial statements of Redwood Mortgage Investors IX, LLC, which is contained in that Prospectus.

/s/ BDO USA, LLP

San Francisco, California

April 2, 2018